News:

For immediate release

AUTOZONE First Quarter EPS up 12.7%

Memphis, Tenn. (December 8, 2004) – AutoZone, Inc. (NYSE: AZO) today reported sales of $1.286 billion for its first fiscal quarter (12 weeks) ended November 20, 2004, up 0.3% over fiscal 2003. Same store sales, or sales for domestic stores open at least one year, decreased 3% for the quarter. Gross profit, as a percentage of sales, for the quarter improved by 44 basis points while operating expenses, as a percentage of sales, increased by 40 basis points. This resulted in an operating margin of 16.8%, up 4 basis points from last year. Operating profit increased 0.6% over the prior year.

Net income, as a percentage of sales, for the quarter was up slightly over the same period last year to $123 million, and diluted earnings per share, reflecting net income and the benefit of the company’s share repurchase program, increased 12.7% to $1.52 per share from $1.35 per share reported in the year-ago quarter.

Return on invested capital for the trailing four quarters increased to 24.9% from 24.0% the previous year.

Under its ongoing share repurchase program, AutoZone repurchased 0.4 million shares of its common stock for $30 million during the first quarter, at an average price of $84 per share. Since 1998, cumulative share repurchases have totaled $3.7 billion, or 82.6 million shares at an average price of $45 per share.

For the quarter, gross profit, as a percentage of sales, was 48.3% (versus 47.8% last year) while operating expenses, as a percentage of sales, were 31.4% (versus 31.0% last year). However, both the prior year’s gross profit, as a percentage of sales, and operating profit, as a percentage of sales, benefited 125 basis points from a $16 million pre-tax benefit due to warranty negotiations. The opening of 28 new AutoZone stores along with higher utility and fuel costs contributed to the increase in operating, selling, general and administrative expenses as a percent of sales.

The Company’s gross inventory levels (the reported balance sheet inventory, which is total inventory less supplier owned Pay On Scan inventory) per store as of November 20, 2004, were $464 thousand versus $459 thousand last year. Net inventory, defined as gross inventory less accounts payable, declined on a per store level to $40 thousand from $44 thousand last year.

“Our business was challenged by the high gas prices this past quarter, as our customers continued to manage their expenditures closely and hold off on doing some preventative maintenance,” said Steve Odland, Chairman, President, and Chief Executive Officer. “Our financial model is strong, however, and we have continued to increase earnings and operating cash flow while simultaneously improving our business model by removing risks associated with interest rate fluctuations and warranty liability. This consistency in cash flows will continue to be our ongoing focus, while we introduce many initiatives that, we believe, can help us grow same store sales over time.”

During the quarter ended November 20, 2004, AutoZone opened 23 new stores, re-opened 5 stores under the AutoZone brand formerly operated as ABC Auto Parts, a regional auto parts chain, and replaced 1 store in the U.S. while additionally opening 1 new store in Mexico. As of November 20, 2004, the Company had 3,448 domestic stores and 64 stores in Mexico. AutoZone is the nation’s leading retailer of automotive parts and accessories. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many domestic stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers and service stations. AutoZone also sells the ALLDATA brand diagnostic and repair software. On the web, AutoZone sells diagnostic and repair information and auto and light truck parts through www.autozone.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a one-hour conference call this morning, Wednesday, December 8, 2004, beginning at 9:00 a.m. (CST) to discuss the fourth quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking “Investor Relations,” “Conference Calls”. The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone’s website. In addition, a replay of the call will be available by dialing (402) 220-4124 through Wednesday, December 15, 2004, at 10:59 p.m. (CST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). This information should not be considered a substitute for any measures derived in accordance with GAAP. The Company believes that this information is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results. Management manages the Company’s debt levels to a ratio of adjusted debt to EBITDAR, as shown on the attached tables. This is important information for the Company’s management of its debt levels. We have included a reconciliation of this information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: competition; product demand; the economy; the ability to hire and retain qualified employees; consumer debt levels; inflation; raw material costs of our suppliers; gasoline prices; war and the prospect of war, including terrorist activity; availability of consumer transportation; construction delays; access to available and feasible financing; and our ability to continue to negotiate pay-on-scan and other arrangements with our vendors. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and such events could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of AutoZone’s Form 10-K for the fiscal year ended August 28, 2004, for more information related to those risks. .

Contact Information:

Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Ray Pohlman at (901) 495-7962, ray.pohlman@autozone.com

AutoZone’s 1st Quarter Highlights - Fiscal 2005

Condensed Consolidated Statements of Operations
1st Quarter
(in thousands, except per share data)

	GAAP Results		Adjustments		Adjusted*
	12 Weeks Ended November 20, 2004	12 Weeks Ended November 22, 2003	12 Weeks Ended November 20, 2004	12 Weeks Ended November 22, 2003	12 Weeks Ended November 20, 2004	12 Weeks Ended November 22, 2003
Net sales	$1,286,203	$1,282,040			$1,286,203	$1,282,040
Cost of Sales	665,402	668,950		16,000	665,402	684,950

Gross profit	620,801	613,090	—	(16,000)	620,801	597,090
Operating SG&A expenses	404,488	397,985			404,488	397,985

Operating profit (EBIT)	216,313	215,105	—	(16,000)	216,313	199,105
Interest expense, net	21,790	20,260			21,790	20,260

Income before taxes	194,523	194,845	—	(16,000)	194,523	178,845
Taxes	72,000	73,100		(6,003)	72,000	67,097

Net income	$ 122,523	$ 121,745	$ —	$ (9,997)	$ 122,523	$ 111,748

Net income per share:
Basic	$ 1.54	$ 1.37	$ —	$ (0.11)	$ 1.54	$ 1.26
Diluted	$ 1.52	$ 1.35	$ —	$ (0.11)	$ 1.52	$ 1.24
Weighted Average Shares outstanding:
Basic	79,711	88,741	79,711	88,741	79,711	88,741
Diluted	80,748	90,422	80,748	90,422	80,748	90,422

*	Fiscal 2004 Cost of Sales includes a $16 million pre-tax gain from warranty.

Selected Balance Sheet Information
(in thousands)

	November 20, 2004	November 22, 2003	August 28, 2004
Merchandise inventories	$ 1,629,312	$ 1,519,573	$ 1,561,479
Current assets	1,840,244	1,700,731	1,755,757
Property and equipment, net	1,823,972	1,719,386	1,790,089
Total assets	4,020,050	3,788,621	3,912,565
Accounts payable	1,490,583	1,373,941	1,429,128
Current liabilities	1,869,643	1,778,465	1,818,115
Debt	1,824,775	1,453,345	1,869,250
Stockholders’ equity	277,388	473,271	171,393
Working capital	(29,399)	(77,734)	(62,358)

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)	November 20, 2004		November 22, 2003
Net income	566,981		534,438
Add: Interest	94,334		85,945
Taxes	338,600		324,192

EBIT	999,915		944,575
Add: Depreciation	108,598		108,105
Rent Expense	118,017		112,503

EBITDAR	1,226,530		1,165,183
Debt	1,824,775		1,453,345
Add: Rent x 6	708,102		675,018

Adjusted Debt	2,532,877		2,128,363
Adjusted Debt to EBITDAR	2.1	*	1.8

*	No change from Q4, F2004.

Selected Cash Flow Information
(in thousands)

	12 Weeks Ended November 20, 2004	12 Weeks Ended November 22, 2003	Trailing 4 Quarters November 20, 2004	Trailing 4 Quarters November 22, 2003
Depreciation	$ 25,657	$ 23,950	$ 108,598	$ 108,105
Capital spending	$ 58,807	$ 29,356	$ 214,322	$ 181,133

Cash flow before share repurchase:
Net increase (decrease) in cash and cash equivalents	$(12,971)	$(18,092)	$(11,129)	$ 10,499
Subtract increase (decrease) in debt	(44,475)	(93,500)	371,430	140,253
Subtract share repurchases	(30,000)	(60,445)	(817,657)	(873,017)

Cash flow before share repurchases and changes in debt	$ 61,504	$ 135,853	$ 435,098	$ 743,263

Other Selected Financial Information
(in thousands)

	November 20, 2004	November 22, 2003
Cumulative share repurchases ($):	$3,704,913	$2,887,256

Cumulative share repurchases (shares):	82,570	72,664
Shares outstanding, end of quarter	79,608	88,663

	November 20, 2004	November 22, 2003
Return on Equity (ROE)	151.1%	87.1%

	Trailing 4 Quarters November 20, 2004	Trailing 4 Quarters November 22, 2003
Return on Invested Capital (ROIC)	24.9%	24.0%

AutoZone’s 1st Quarter Fiscal 2005
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended November 20, 2004	12 Weeks Ended November 22, 2003
Domestic stores:
Store count:
Stores opened	28	40
Stores closed	—	—
Replacement stores	1	1
Total domestic stores	3,448	3,259

Stores with commercial sales	2,132	1,986

Square footage (in thousands):	21,862	20,719
Square footage per store	6,340	6,357
Stores in Mexico:
Stores opened	1	1
Total stores in Mexico	64	50

Total Stores Chainwide:	3,512	3,309

Sales Statistics (Domestic Stores Only):

	12 Weeks Ended November 20, 2004	12 Weeks Ended November 22, 2003	Trailing 4 Quarters November 20, 2004	Trailing 4 Quarters November 22, 2003
Total Retail Sales ($ in thousands)	$ 1,081,758	$1,079,087	$4,730,073	$4,673,074
% Increase vs. LY Retail Sales	0%	3%	1%	2% *
Total Commercial Sales ($ in thousands)	$ 163,607	$ 167,182	$ 736,905	$ 695,232
% Increase vs. LY Commercial Sales	(2%)	18%	6%	26% *
Sales per average store ($ in thousands)	$ 363	$ 385	$ 1,630	$ 1,689
Sales per average square foot	57	60	257	265

*	For comparison purposes, excludes 53rd week in fiscal 2002.

	12 Weeks Ended November 20, 2004	12 Weeks Ended November 22, 2003
Same store sales - rolling 13 periods	(3%)	2%

Inventory Statistics (Total Stores):

	as of November 20, 2004	as of November 22, 2003
Accounts payable/inventory	91%	90%

($ in thousands)
Gross Inventory**	$1,629,312	$1,519,573
Gross Inventory** / Store	$ 464	$ 459

Net Inventory (net of payables)	$ 138,729	$ 145,632
Net Inventory / Store	$ 40	$ 44

**	Gross inventory excludes Pay On Scan inventory. This is the reported balance sheet number.

	Trailing 4 Quarters November 20, 2004	Trailing 4 Quarters November 22, 2003
Inventory turns:
Based on average inventories	1.8x	1.9x
Based on ending inventories	1.8x	1.9x
Inventory turns, net of payables:
Based on average inventories	10.0x	8.2x
Based on ending inventories	20.7x	20.2x